Exhibit 99.1






Contacts:
Stephen J. Mock
Cecelia C. Heer
Par Pharmaceutical Companies, Inc.
(201) 802-4000


                    PAR PHARMACEUTICAL REPORTS FIRST-QUARTER
                               SALES AND EARNINGS

         COMPANY REPORTS FIRST-QUARTER TOTAL REVENUES OF $97.5 MILLION,
               NET INCOME OF $1.9 MILLION AND DILUTED EPS OF $.06


SPRING VALLEY, NEW YORK, APRIL 28, 2005 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported total revenues of $97.5 million for the first quarter ended April 3, 2005. For the first quarter, reported net income was $1.9 million and diluted earnings per share were $.06. This is compared with revenues of $211.8 million, net income of $30.2 million, and diluted earnings per share of $.85 in 2004. Excluding a gain associated with the sale of a company facility, net income was $28.5 million and diluted earnings per share were $.80 for the same period a year ago.

"Par's first-quarter performance reflects, in part, the considerable investment necessary to build a new branded specialty pharmaceutical business," said Scott Tarriff, president and chief executive officer. "The quarter was also impacted by regulatory delays, and continued erosion of older generic products in advance of our transition to new ones. Fortunately, that transition began last week with the introduction of our generic version of Ultracet(R). We can now look forward to acceleration in earnings beginning in the second quarter."


FIRST-QUARTER REVIEW


For the first quarter, sales of paroxetine hydrochloride (HCl) immediate release tablets, the generic version of the antidepressant Paxil(R), were $11.6 million, compared with $104.5 million in 2004. Sales of megestrol acetate oral suspension, the generic form of Megace(R), were $8.6 million and sales of fluoxetine, the generic version of Prozac(R), were $6.1 million in the quarter. This is compared, respectively, with sales of $18.7 million and $14.9 million in the same period a year ago. The lower sales of these three products reflect the impact of increased generic competition and its corresponding effect on pricing and market share.

Par's first-quarter gross margin was 40 percent, compared to 33 percent in 2004. The increase in the company's gross margin partially reflects lower sales of paroxetine and metformin HCl extended-release tablets. After profit splits with partners, these products have significantly lower gross margins than most of Par's other products. Par's gross margin also benefited from the increase in other product-related revenues.

Selling, general and administrative (SG&A) expense increased 25 percent to $21.4 million. SG&A expense included $3.8 million associated with additional sales and marketing personnel, and pre-launch activities in preparation for the expected

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introduction of Megace(R) ES (megestrol acetate) oral suspension. If approved,
Megace(R) ES would be the first in Par's new line of branded specialty pharmaceuticals. Increased legal fees and additional personnel costs across various administrative functions also contributed to the increase in SG&A expense during the quarter.

As planned, investment in research and development (R&D) increased 147 percent to $16.0 million in the first quarter of 2005. Par's substantial increase in R&D partially reflects payments to its partner, Advancis Pharmaceutical Corporation, to fund the development of a novel formulation of the antibiotic amoxicillin. Advancis expects to publicly report summary results of its initial Phase III clinical trial of Amoxicillin PULSYS(TM) in mid-June 2005. Also contributing to the rise in R&D expense were increased personnel costs, and last year's acquisition of Kali Laboratories, Inc. The significant investment in R&D underscores Par's commitment to identify and develop a continuing stream of new products. Par currently has 51 regulatory filings awaiting approval from the U.S. Food and Drug Administration (FDA). This includes 49 Abbreviated New Drug Applications (ANDAs) targeting branded pharmaceutical products with U.S. sales of approximately $30 billion.

First-quarter other income includes a $1.4 million gain on the sale of shares of common stock of New River Pharmaceuticals, Inc. Par purchased shares of New River in an initial public offering on August 5, 2004. Par's current investment represents an ownership position of approximately 4.5 percent of the outstanding common stock of New River.


SINCE THE END OF THE FOURTH QUARTER OF 2004:

o Par received final approval from the FDA and began shipping tramadol HCl and acetaminophen tablets, the generic version of Ortho-McNeil's Ultracet(R). Par was awarded 180 days of marketing exclusivity for being the first to file an ANDA containing a paragraph IV certification for the product. Following Par's launch, a competitor entered the market with a generic version of Ultracet(R) authorized by Ortho-McNeil Pharmaceutical, Inc.;
o Par was notified that the FDA has extended the original 10-month Prescription Drug User Fee Act (PDUFA) goal date for the completion of its review of Par's New Drug Application for Megace(R) ES. The new PDUFA goal date has been extended three months to July 29, 2005, following the FDA's request, and Par's submission, of existing supplemental data on Megace(R) ES;
o Par entered into an agreement to market a product representing annual U.S. branded sales of approximately $350 million. The timing of the product's availability remains uncertain; and
o Par began shipping verapamil HCl extended release tablets, minocycline HCl tablets and quinapril HCl tablets.


Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc., and its recently acquired subsidiary, Kali Laboratories, Inc. The company is also developing an additional line of branded pharmaceutical products for specialty markets and expects to introduce the first of these in 2005. Par currently manufactures, markets or licenses more than 85 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is

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not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the closing of the Kali acquisition, difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.


                                    # # # # #




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                       PAR PHARMACEUTICAL COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)



                                                         THREE MONTHS ENDED
                                                         ------------------
                                                     APRIL 3,        APRIL 4,
                                                       2005            2004
                                                    ------------    ------------

Revenues:
    Net product sales                                   $91,088        $211,039
    Other product-related revenues                        6,413             728
                                                    ------------    ------------
Total revenues                                           97,501         211,767
Cost of goods sold                                       58,349         141,215
                                                    ------------    ------------
   Gross margin                                          39,152          70,552
                                                    ------------    ------------

Operating expenses (income):
   Research and development                              15,989           6,478
   Selling, general and administrative                   21,352          17,067
   Gain on sale of facility                                 -            (2,812)
                                                    ------------    ------------
      Total operating expenses                           37,341          20,733
                                                    ------------    ------------

      Operating income                                    1,811          49,819

Other income (expense), net                               1,323             (22)
Interest expense, net                                      (146)           (279)

                                                    ------------    ------------
Income before provision for income taxes                  2,988          49,518
Provision for income taxes                                1,011          19,312
                                                    ------------    ------------
NET INCOME                                               $1,977         $30,206
                                                    ============    ============

NET INCOME PER SHARE OF COMMON STOCK:
   BASIC                                                  $0.06           $0.88
                                                    ============    ============
   DILUTED                                                $0.06           $0.85
                                                    ============    ============

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:
   BASIC                                                 34,137          34,498
                                                    ============    ============
   DILUTED                                               34,646          35,555
                                                    ============    ============

--------------------------------------------------------------------------------
COMPARATIVE ADJUSTED FOR GAIN ON SALE OF FACILITY
-------------------------------------------------
Net income as reported above                             $1,977         $30,206
   Gain of sale of facility, net of tax                     -            (1,715)
                                                    ------------    ------------
NET INCOME                                               $1,977         $28,491
                                                    ============    ============

NET INCOME PER SHARE OF COMMON STOCK:
   BASIC                                                  $0.06           $0.83
                                                    ============    ============
   DILUTED                                                $0.06           $0.80
                                                    ============    ============

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